Homeland Energy Solutions

Ethanol - The Alternative Solution

Homeland Energy Solutions · 2779 Highway 24 · Lawler, IA 52154

563-238-5555 · www.homelandenergysolutions.com

September 2012

Fall shutdown yields plant upgrades

In light of high commodity prices and relatively low prices for ethanol, Homeland Energy Solutions entered a fall shutdown earlier than usual with a mission to perform scheduled repairs and upgrades to increase efficiency, lower maintenance costs, decrease down time, and develop the opportunity to run at higher rates if the profit margin is there. Projects were chosen based on economic return.

Key projects and benefits include:

New ground corn conveyors from the hammermill plenums to the slurry blender: This project is intended to increase the maximum corn transferred from about 5500 bu per hr to 8000 bu per hr.

New slurry blender for mixing ground corn, cook water, and alpha amylase. The new slurry blender is rated to mix at blend rates to 2200 GPM. The old slurry Blender had a lot of down time/maintenance issues. The new slurry blender is designed to do better job of mixing, potentially improving starch conversion due to better mixing and enzyme exposure.

Completely redesigned the hammermill plenums so the ground corn could be channeled to the bottom of the plenums, and openings are accessible to pull more air and less corn dust through the duct to the milled corn baghouse. After getting dampers balanced, we have been able to double air flow

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Fall Harvest Outlook

Despite drought, overall yields seem promising

Washington - USDA September WASDE and Crop Production reports, released Sept. 12, confirmed that farmers are likely to harvest the eighth-largest corn crop on record this fall, despite enduring the worst drought conditions in more than 50 years. The reports projected an average corn yield of 122.8 bushels per acre (bpa), above analysts' pre-report expectation of 120.5 bpa. The projected total crop size of 10.73 billion bushels (bbu.) also came in above the average expectation of 10.4 bbu. and is down less than 0.5% from the August estimate. Total supply for 2012/13 is estimated at 11.98 bbu., up slightly from the August estimate due to an increase of 160 million bushels in carry-in.

Locally, it appears that while yields

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Current market conditions demand ongoing prudent decision-making

While news of high corn prices, low fuel prices and ethanol plants shutting down in other states is understandably troubling for our members, Homeland Energy Solutions' board and managers want to reassure members that they are working hard to weather the storm.

"This is going to be a challenging year," says Walter Wendland, President and CEO. "Homeland has done everything they can do to get themselves in position to get ready for this year."

That includes paying down the capital debt on Homeland's plant, which will be completely paid off on Nov. 1.

"That money is going to be needed to keep a positive cash flow," Wendland says.

While not anticipating a total plant shutdown, Wendland says that the leadership recognizes the corn supply will be tight throughout the next year.

"Rationing will need to take place to get through to next year's crop," he said, continually monitoring margins and prudent decisions regarding production will be key to the plant's success.

"We just made some great improvements during a our maintenance shutdown," Wendland said. "We put things in place to lower our cost of production and to be more productive if the market warrants more production."

Ethanol continues to face tough market

The challenges faced by the ethanol industry during the 2nd Quarter of 2012 were for the most part a continuation of those facing the industry earlier in the year. The already strong market for corn was fueled by wide-spread drought conditions across the nation's corn belt, and the lowest gasoline demands in nearly a decade continued to suppress the need for ethanol in the marketplace. To say that these factors combined to make for a challenging economic environment would be an understatement. As it has in the past, the team at Homeland Energy Solutions (HES) circled the wagons and tackled these challenges head on.

A renewed emphasis on efficiencies and yield allowed the HES team to operate our ethanol facility at levels exceeding others in the industry. During the 2012 2nd Quarter HES had combined ethanol, distillers grains, and corn oil revenue in excess of $93 million and quarterly net profits that exceeded $1.2 million. This was approximately $13.51 per outstanding member unit. Year to date revenue, net profit and income per member unit for 2012 are $185 million, $2.8 million and $31.70, respectively.

I am confident in the fact that the challenging economic conditions we are faced with today will most likely continue through the summer months of 2013. More importantly, I am confident that HES is prepared to overcome these challenges and continue to be a leader in ethanol production.

— David Finke,
Chief Financial Officer
Homeland Energy Solutions

INCOME STATEMENT					
		Quarter Ended 6/30/12	Quarter Ended 6/30/11	Six Mos Ended 6/30/12	Six Mos Ended 6/30/11
Revenue	$	93,780,274	106,548,491	185,791,888	201,046,557
Cost of Goods Sold		91,884,055	95,417,8181	181,528,660	184,922,711
Operating Expenses		656,045	645,507	1,428,453	1,350,696
Operating Income		1,240,174	10,485,166	2,834,775	14,773,150
Other Expenses		(18,679)	(268,308)	32,379	(278,779)
Net Income	$	1,221,495	10,216,858	2,867,154	14,494,371
Net Income Per Unit	$	13.51	112.96	31.70	160.26

BALANCE SHEET						
		6/30/12	3/31/12	12/31/11	9/30/11	6/30/11
Current Assets	$	22,923,994	22,606,784	23,319,876	40,096,550	29,200,281
Property & Equipment		125,739,327	128,500,431	131,218,450	133,304,823	134,559,221
Other Assets		3,549,053	3,186,627	2,971,781	3,168,212	3,265,755
Total Assets	$	152,212,374	154,293,842	157,510,107	176,569,585	167,025,257
Current Liabilities	$	10,935,490	23,738,453	16,571,192	24,641,577	15,232,014
Long-term Liabilities		9,746,488	246,488	246,488	23,961,908	25,815,058
Total Members' Equity		131,530,396	130,308,901	140,692,427	127,966,100	125,978,185
Total Liabilities & Equity	$	152,212,374	154,293,842	157,510,107	176,569,585	167,025,257
Book Value per membership unit	$	1,454	1,441	1,556	1,415	1,393

Complete financial statements can be found at www.sec.gov or through the link on Homeland's own website.

Drought concerns

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will likely be 20 to 25 percent down from normal yields. Even though corn supply will be tight in our area, we still feel fortunate and understand it could have been much worse.

Quality concerns

2012 has marked the hottest and driest year since 1988 for northeast Iowa and much of the Corn Belt. That has resulted in some instances of aflatoxin and other microtoxins in Illinois. Walt Wendland, Homeland's president and CEO, said the company does not anticipate problems with the toxin in local grain, but will still be testing both incoming loads and finished DDGs. "We are taking every precaution to keep our DDGs at the highest levels of quality for our customers," he said.

According to a publication from Iowa State University Extension, Aflatoxins are a group of chemicals produced by certain mold fungi. These fungi, Aspergillus flavus and Aspergillus parasiticus, can be recognized by olive green or gray green, respectively, on corn kernels, in the field or in storage. Although aflatoxins are not automatically produced whenever grain becomes moldy, the risk of aflatoxin contamination is greater in damaged, moldy corn than in corn with little mold.

Aflatoxins are harmful or fatal to livestock and are considered carcinogenic (cancer-causing) to animals and humans. In the Midwest, aflatoxin levels are highest during hot, dry summers. The prime conditions for the fungus to produce toxin are warm (>70°F) nights during the latter stages of grain fill (August/September) in a period of drought. Find the complete publication at http://www.extension.iastate.edu/Publications/PM1800.pdf.

E15 makes Iowa debut

E15 is now available to some Iowa motorists, with high hopes that it will soon be available to many more.

Linn Co-op Oil Co. in Marion was among the first five retailers nationwide to receive an EPA approval letter to sell the fuel, reported the Sept. 10 *Cedar Rapids Gazette*. The co-op was ready to begin selling the 15% ethanol fuel in July, but it was not available then at local petroleum terminals.

Now, they have the fuel available and are hoping to have lots of customers, especially thanks to promotional aid from the Iowa Renewable Fuels Association and Iowa Corn Growers, who have sponsored billboards promoting a Sept. 21 open house at the facility and will continue promoting E15 with a campaign that extends to Oct. 7.

The Sept. 21 open house will include a 15 cent per gallon discount on E15 and free hot dogs and chips from 11 a.m. to 1 p.m.

Homeland Energy Solutions is pleased to see E15 available in Iowa, but is also asking members to help grow the availability. Find out what it will take to get your local retailers to offer the higher ethanol blend fuel. Be sure they know about incentives that are in place such as infrastructure grants and the 3 cent per gallon tax incentive for blending E15.

Homeland CEO Walt Wendland says that ethanol investors need to lead the way in asking for and using E15.

"Just like with the introduction of E10, we need to get beyond assumptions and rumors," he said. "If there was ever a time that Iowa needs to take the lead on an issue, it's now. If we can't make E15 the standard here, we can't expect other states to do it either."

Wendland said regional E15 sales are also key to offsetting tight profit margins throughout the industry.

"I don't think our margins are going to improve until we can grow the market, and our best market is close to home," he said.

RFS waiver would increase fuel costs more than it would decrease food costs

While several state governors and industry groups representing oil companies, food manufacturers and livestock farmers are calling for a waiver of the renewable fuels standard, saying the increased use of corn for ethanol is likely to cause increased food costs, an analysis by the Renewable Fuels Association shows that waiving the RFS would actual cost American consumers more at the fuel pump than it would save them at the grocery store.

The Environmental Protection Agency recently extended the comment period on the request to Oct. 11.

Comments maybe submitted, identified by Docket ID No. EPA–HQ–OAR–2012–0632, by one of the following methods:

- www.regulations.gov: Follow the on-line instructions for submitting comments.
- Email: a-and-r-docket@epa.gov.
- Fax: (202) 566–1741.
- Mail: Air and Radiation Docket, Docket ID No. EPA–HQ–OAR–2012– 0632, Environmental Protection Agency, Mailcode: 6102T, 1200 Pennsylvania Avenue NW., Washington, DC 20460.

Please include a total of two copies.

Homeland Energy Solutions Board of Directors

Jim Boeding, Chairman
Pat Boyle, Vice Chairman
Christine Marchand, Secretary
Mathew Driscoll
Leslie Hansen
Ed Hatten
Maurice Hyde
Chad Kuhlers
Bernard Retterath
Steve Retterath
Robert Sieracki

Management Team

Walter Wendland, President & CEO
David Finke, Chief Financial Officer
Stan Wubbena, Grain Merchandiser
Kevin Howes, Plant Manager

2779 Highway 24
Lawler, IA 52154
563-238-5555
Fax: 563-238-5557

This newsletter contains forward-looking statements. We undertake no responsibility to update any forward looking statement. When used, the words "believe", "hope", "expect", "anticipate" and similar expressions are intended to identify forward-looking statements. Readers should not place undue reliance on any forward-looking statements and recognize that the statements are not predictions of actual future results, which could and likely will differ materially from those anticipated in the forward-looking statements due to risks and uncertainties, including those described in our Securities and Exchange Commission filings, copies of which are available through our web site or upon request.

Homeland joins new RFA PAC

Federal level relationships as important now as ever

Homeland Energy Solutions board of directors has voted to join a recently formed political action committee focused on promoting renewable fuels. Organized by the Renewable Fuels Association, the PAC provides a vehicle for HES members to educate legislators and support those who support our industry.

The battles the ethanol industry has faced in the last few years have shown that we need to expand our ability to build strong relationships with elected officials who make decisions critical to our future. While the Renewable Fuels Association has worked hard to develop essential research and analysis to help Congress and the Administration understand the policy goals of our member companies, the organization can have more impact through the development of a political action component.

That's why the RFA has formed a federal political action committee — Renewable Fuels PAC — to raise contributions that will be used to support those members and candidates who understand our industry and share our commitment to promote its expansion. The plain fact is that a PAC is the best proven vehicle for developing effective working relationships with elected officials and their staff. Renewable energy's competitors already have a foot in the door, and we need to make sure we are not left on the outside.

The elections are coming on fast and issues vital to the future of America's ethanol industry will be on the table in the coming Congress. Those elected in November will be hearing a great deal from ethanol antagonists about the "failures" of the Renewable Fuels Standard and under pressure to reform, if not fully repeal, this critical policy driver.

We know this is coming. As the National Journal reported in June, a Senate working group is already formed and meeting to discuss RFS reform, and a coalition of oil, food, livestock and environmental lobbies has prepared a 30-month, multi-million dollar campaign to seek RFS repeal. Most certainly, this will involve handsome contributions during this election cycle and beyond.

By joining the Renewable Fuels PAC, Homeland members can be a part of the conversation without having to directly coordinate the reporting and other requirements to which a federal PAC is subject. Members may hear more about the PAC in future mailings or may be invited to contribute when the company announces future distributions.

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from 14,000 cfm to 28,000. This should give us a more consistent grind profile and substantially longer screen life.

Performed an upgrade to one of the dryer mixers which mixes the syrup with the partially dried distillers grain before the drying process is completed and product is sent to storage. This mixer was continually failing and as with the slurry blender mentioned above, we installed a new drive system on this mixer.

Replaced a section of 8" sch 10 beer feed line with 10" sch 40 pipe. We were experiencing issues with cracking where a number of elbows were in the previous 8" line. In an effort to reduce forces from the 90 degree elbows and reduce fluid velocity, we replaced the section of pipe from where the line comes out of the process building to just where the line goes into the column.

— Don Mork, Maintenance Manager